EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE

November 19, 2004

CONTACT: Colleen McCann-Lillie

(509) 534 - 6200

Ambassadors Group Declares Increase in Quarterly Dividend

Spokane, WA – November 19, 2004

Ambassadors Group, Inc. (NASDAQ: EPAX) (“Company”), a leading provider of educational travel experiences, announced today that its board of directors increased its quarterly dividend to $0.13 per share from $0.11 per share, an increase of 18.2 percent. The new dividend will be paid on Dec. 21, 2004, to all common shareholders of record on Dec. 6, 2004.

Jeff Thomas, president and CEO of Ambassadors Group, Inc. stated, “We are pleased to be able to announce a dividend increase, almost exactly one year after we initiated the program. In the past 12 months, we have returned approximately $6.6 million to our shareowners through both the dividend and share buyback programs. Thank you for your continued support.”

The Company’s board of directors intends to continually review the Company’s dividend policy to ensure compliance with capital requirements, regulatory limitations, the Company’s financial position and other conditions which may affect the Company’s desire or ability to pay dividends in the future.

About the Company

Ambassadors Group, Inc. is a leading educational travel company that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. The Company’s professional programs emphasize meetings and seminars between participants and persons in similar professions abroad.

Forward-Looking Statements

Forward-looking statements, which are included per the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Such forward-looking statements speak only as of the date of this report, and are subject to risks including: the consequences of the war with Iraq, conflict in the Middle East, periods of international unrest, the outbreak of disease, changes in the direct-mail environment, changes in conditions in the travel industry, changes in economic conditions and changes in the competitive environment. The Company expressly disclaims any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in Company expectations or any change in events. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. For a more complete discussion of these and other factors, please refer to the Company’s annual report for the year ended Dec. 31, 2003, on Form 10-K filed on March 12, 2004.